Exhibit 4.5

FOURTH AMENDMENT

to the

PREFERRED STOCK RIGHTS AGREEMENT

between

AVANEX CORPORATION

and

COMPUTERSHARE TRUST COMPANY, N.A.

formerly known as

EQUISERVE TRUST COMPANY, N.A.

This Fourth Amendment (the “Fourth Amendment”) to the Preferred Stock Rights Agreement is made and entered into as of March 6, 2006 between AVANEX CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., formerly known as EQUISERVE TRUST COMPANY, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended as of March 18, 2002, May 12, 2003 and May 16, 2005 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Company and certain Investors of the Company (as defined below) intend to enter into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will issue to the Investors Common Stock of the Company and warrants to purchase Common Stock of the Company (the issuance of such Common Stock, and the issuance of Common Stock of the Company upon exercise of such warrants, are referred to hereafter as the “Securities Issuances”);

WHEREAS, on March 6, 2006, the Board of Directors of the Company resolved to amend the Rights Agreement, among other things, to render the Rights inapplicable to the Securities Issuances and the other transactions contemplated by the Purchase Agreement; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Fourth Amendment and directing the Rights Agent to enter into this Fourth Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Fourth Amendment shall have the meanings assigned thereto in the Rights Agreement.

2. Amendment. Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of the investors of the Company listed on Exhibit D attached hereto (the “Investors”), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person solely by reason of (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by, (A) the Securities Purchase Agreement dated on or about March 6, 2006, by and among the Company and the Investors, including any amendment or supplement thereto (the “Purchase Agreement”), or (B) the Transaction Documents (as defined in the Purchase Agreement); or (ii) the announcement or consummation of the Purchase Agreement or the Transaction Documents or the announcement or issuance of the Securities (as defined in the Purchase Agreement).”

3. Effective Date. This Fourth Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Fourth Amendment by the Company and authorization by the Board of Directors of the Company approving the Fourth Amendment, and (b) the execution and delivery of this Fourth Amendment by the Rights Agent.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5. Governing Law. This Fourth Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Fourth Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile, telecopy or other reproduction of this Fourth Amendment may be executed by one or more parties hereto, and an executed copy of this Fourth Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Fourth Amendment as well as any facsimile, telecopy or other reproduction thereof.

8. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held March 6, 2006, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Fourth Amendment to be duly executed as of the day first above written.

AVANEX CORPORATION

By:	/s/ Jo Major
Name:	Jo Major
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

formerly known as

EQUISERVE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Katherine Anderson
Name:	Katherine Anderson
Title:	Managing Director

EXHIBIT D

Investors

Fort Mason Master, LP

Fort Mason Partners, LP

Capital Ventures International

HBK Master Fund L.P.

Kings Road Investments Ltd.

Portside Growth and Opportunity Fund, Ltd.

SF Capital Partners Ltd.

GLG North American Opportunity Fund

GLG Technology Fund

GLG European Opportunity Fund

GLG Investments plc. - Sub-fund: GLG Capital Appreciation Fund

GLG Investments plc. - Sub-fund: GLG North American Equity Fund

GLG Investments plc. - Sub-fund: GLG Balanced Fund

GLG Investments IV plc. - Sub-fund: GLG Capital Appreciation (Distributing) Fund